Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3/A (File No. 333-82124) and Forms S-8 (File Nos. 333-41366, 333-41360 and 333-68306) of Mediacom Communications Corporation of our reports dated March 9, 2004 relating to the financial statements and financial statement schedule which are included in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 12, 2004